Exhibit 3.1

AMENDMENT TO

THE AMENDED AND RESTATED BY-LAWS

OF SKYLINE CORPORATION

This Amendment to the Amended and Restated By-Laws (the “By-Laws”) of Skyline Corporation, an Indiana corporation (the “Company”), has been duly adopted by the Board of Directors in accordance with the provisions of Article VIII, Section 1 of the By-Laws and the Indiana Business Corporation Law, effective as of May 29, 2018.

1.	The following shall be added as a new Section 3 to Article VIII of the Bylaws:

“Section 3. Control Share Chapter Inapplicable. In accordance with Indiana Code Section 23-1-42-5, the provisions of Chapter 42 of the Indiana Business Corporation Law governing control share acquisitions shall not apply to control share acquisitions of shares of the Corporation.”

2.	All other terms remain unchanged, unmodified, and without revision.

CERTIFICATION

The undersigned, being the Secretary of Company, hereby certifies that the foregoing Amendment to the By-Laws was duly adopted by the Company’s Board of Directors effective on May 29, 2018.

/s/ Martin R. Fransted
Name: Martin R. Fransted
Title: Secretary